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                                  EXHIBIT 4(e)

         AGREEMENT dated as of _____________, 1997 between Tellurian, Inc. ("Tellurian") and Continental Stock Transfer & Trust Company, as "Warrant Agent".

                              W I T N E S S E T H:

         WHEREAS, in connection with Tellurian's initial public offering, it entered into an Warrant Agreement with the Warrant Agent dated November 5, 1996 (the "Warrant Agreement"); and

         WHEREAS, J.W. Barclay & Co., Inc. ("Barclay") has terminated its right to receive Warrant solicitation fees which might otherwise be payable pursuant to Section 4(b) of the Warrant Agreement; and

         WHEREAS, the parties desire to make an exchange offer to its outstanding Warrant Holders pursuant to which up to 1,300,000 Units may be issued to Warrant Holders who tender their Warrants and cash pursuant to the terms of a definitive Prospectus declared effective by the Securities and Exchange Commission (the "Commission"); and

         WHEREAS, each Unit certificate will represent one share of Common Stock and one Common Stock Purchase Warrant and will not be detachable or separately transferable except for exercise of the Warrant until ___________, 1998 without the consent of the Company. After the separation date, Unit Holders must submit their Unit certificate to the Warrant Agent to be exchange for Common Stock and Warrant certificates; and

         WHEREAS, the parties desire to amend the Warrant Agreement to reflect the termination of Barclay's entitlement to solicitation fees and to reflect the additional Warrants that may become outstanding as a result of the exchange offer and the issuance of the Units.

         NOW, THEREFORE, it is agreed as follows:

         1. Section 4(b) of the Warrant Agreement shall hereby be considered null and void as a result of Barclay's termination of its right to receive solicitation fees. A copy of Barclay's letter of termination is annexed hereto.

         2. The Warrant Agent will be supplied with copies of a definitive Prospectus which is included in a Form SB-2 Registration Statement declared effective by the Commission together with copies of the letter of transmittal which will be supplied to Warrant Holders. The Warrant Agent will mail copies of the Prospectus and letters of transmittal to each Warrant Holder of record on the effective date of the Registration Statement and request that the broker/dealers and nominees (including, without limitation, Depository Trust Company) mail out copies of the Prospectus and letters of transmittal to


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each Warrant Holder. Page __ of the Prospectus contains a list of states in which Warrant Holders may reside and participate in the exchange offering. Warrant Holders who reside in other states will not receive copies of the Prospectus and letters of transmittal but will receive a cover letter advising them of the offering but informing them that can not participate in the offering or receive the Prospectus unless they can demonstrate that they reside in one of the states in which the offering can be sold or an exemption from registration is applicable.

         3. The Warrant Agent will be authorized to issue and deliver up to 1,300,000 Units in accordance with the terms of the Prospectus and letter of transmittal and instructions executed by the Company authorizing the Warrant Agent to accept the funds and Warrants tendered.

         4. Unit certificates will be delivered by the Company to the Warrant Agent prior to the termination of the tender offer period.

         5. The Warrant Agent will establish an escrow account f/b/o Tellurian, Inc. and Tellurian agrees to reimburse the Warrant Agent for the reasonable expenses of establishing such account.

         6. This Agreement amends the parties Warrant Agreement dated November 5, 1996 and as amended constitutes the entire agreement between the parties concerning the subject matter hereof.

         IN WITNESS WHEREOF the parties have executed this Agreement the __ day of ______________, 1997.

                                             TELLURIAN, INC.


                                             By:______________________________
                                                   Stuart French, President


                                             CONTINENTAL STOCK TRANSFER
                                                & TRUST COMPANY


                                             By:______________________________
                                                          , authorized officer
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                             J.W. Barclay & Co. Inc.
                             One Battery Park Plaza
                                   23rd Floor
                            New York, New York 10004


                                October 28, 1997


Tellurian, Inc.
300 K
Route 17 South
Mahwah, New Jersey 07430

Att: Stu French, President
    ---------------------------

Dear Mr. French:

         This letter shall serve to confirm that J.W. Barclay & Co. Inc. hereby irrevocably and forever waives its right to receive warrant solicitation fees from Tellurian, Inc. in connection with Tellurian, Inc.'s outstanding common stock purchase warrants, which rights are more fully described in Section 4(a)(xix) of the Underwriting Agreement dated November 5, 1996 by and between J.W. Barclay & Co., Inc. and Tellurian, Inc. and Section 4(b) of the Warrant Agreement dated November 5, 1996 by and between Tellurian, Inc., and Continental Stock Transfer & Trust Company.


                                          Very truly yours,

                                          J.W. Barclay & Co., Inc.


                                          By /s/ John W. Bruno
                                            -------------------------
                                              John W. Bruno